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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                              (Amendment No. _2_)*

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                                IMPROVENET, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45321E106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      | |   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

CUSIP No. 45321E106                                           Page 2 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Partners
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,322,803
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,322,803
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,322,803
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.4%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45321E106                                           Page 3 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta California Partners, L. P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,322,803
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,322,803
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,322,803
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.4%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45321E106                                           Page 4 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta California Management Partners, L. P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,322,803
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,322,803
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,322,803
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.4%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45321E106                                           Page 5 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Embarcadero Partners, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,322,803
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,322,803
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,322,803
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.4%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45321E106                                           Page 6 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jean Deleage
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,322,803
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,322,803
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,322,803
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.4%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45321E106                                           Page 7 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Garrett Gruener
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        30,000
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,322,803
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               30,000
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,322,803
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,352,803
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.4%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45321E106                                           Page 8 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Guy Nohra
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,322,803
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,322,803
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,322,803
----------------------------Please see Attachment A-----------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.4%
----------------------------Please see Attachment A-----------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)      Name of Issuer: ImproveNet, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  1286 Oddstad Drive
                  Redwood City, CA 94063

Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta California Partners, L.P. ("ACP")
         Alta California Management Partners, L.P. ("ACMP")
         Alta Embarcadero Partners, LLC ("AEP")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Guy Nohra ("GN")

(b)      Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

(c)      Citizenship/Place of Organization:

         Entities:         AP       -       California
                           ACP      -       Delaware
                           ACMP             Delaware
                           AEP              California

         Individuals:      JD               United States
                           GG               United States
                           GN               United States

(d)      Title of Class of Securities: Common Stock

(e)      CUSIP Number: 45321E106

Item 3.  Not applicable.

Item 4 Ownership.

                                   EXIT FILING

         Alta Partners is no longer a 5% Shareholder - See Attachment A

------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

                               AP         ACP         ACMP         AEP           JD           GG           GN
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------
(a)     Beneficial         2,322,803   2,322,803    2,322,803   2,322,803    2,322,803     2,352,803    2,322,803
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

(b)     Percentage of         4.4%        4.4%        4.4%         4.4%         4.4%         4.4%         4.4%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

(c)     Sole Voting Power     -0-         -0-          -0-         -0-          -0-         30,000         -0-
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

        Shared Voting      2,322,803   2,322,803    2,322,803   2,322,803    2,322,803     2,322,803    2,322,803
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

        Sole Dispositive      -0-         -0-          -0-         -0-          -0-         30,000         -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

        Shared             2,322,803   2,322,803    2,322,803   2,322,803    2,322,803     2,322,803    2,322,803
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

Item 5. Ownership of Five Percent or Less of a Class

         Exit Filing --- See Attachment A

Item 6. Ownership of More than Five Percent on Behalf of Another Person

         Exit Filing --- See Attachment A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 5, 2003

ALTA PARTNERS                                   ALTA CALIFORNIA PARTNERS, L.P.

                                                By: Alta California Management
                                                    Partners, L.P.,

By: /s/ Jean Deleage                            By: /s/ Garrett Gruener
    ----------------------------------              ----------------------------
     Jean Deleage, President                         Garrett Gruener,
                                                     General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.       ALTA EMBARCADERO PARTNERS, LLC

By: /s/ Garrett Gruener                         By: /s/ Garrett Gruener
    ----------------------------------              ----------------------------
    Garrett Gruener, General Partner                 Garrett Gruener, Member


         /s/ Jean Deleage                             /s/ Guy Nohra
--------------------------------------          --------------------------------
          Jean Deleage                                 Guy Nohra


         /s/ Garrett Gruener
--------------------------------------
          Garrett Gruener

                                    EXHIBIT A

Date: February 5, 2003


                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


ALTA PARTNERS                                   ALTA CALIFORNIA PARTNERS, L.P.

                                                By: Alta California Management
                                                    Partners, L.P.,

By: /s/ Jean Deleage                            By: /s/ Garrett Gruener
    ----------------------------------              ----------------------------
     Jean Deleage, President                         Garrett Gruener,
                                                     General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.       ALTA EMBARCADERO PARTNERS, LLC

By: /s/ Garrett Gruener                         By: /s/ Garrett Gruener
    ----------------------------------              ----------------------------
     Garrett Gruener, General Partner                Garrett Gruener, Member


         /s/ Jean Deleage                             /s/ Guy Nohra
--------------------------------------          --------------------------------
          Jean Deleage                                 Guy Nohra


         /s/ Garrett Gruener
--------------------------------------
          Garrett Gruener

                                  Attachment A

                                   EXIT FILING

                   Alta Partners is no longer a 5% Shareholder

Alta Partners provides investment advisory services to several venture capital funds including, Alta California Partners L.P. and Alta Embarcadero Partners, LLC. Alta California Partners, L.P. beneficially owns 2,270,917 shares of Common Stock. Alta Embarcadero Partners, LLC beneficially owns 51,886 shares of Common Stock. The respective general partners and members of Alta California Partners L.P. and Alta Embarcadero Partners exercise sole voting and investment power with respect to the shares owned by such funds.

Certain  principals  of Alta  Partners are general  partners of Alta  California
Management Partners, L.P. (which is a general partner of Alta California Partners, L.P.), and members of Alta Embarcadero Partners, LLC. As general partners and members of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Garrett Gruener, a director of the Company, is a general partner of Alta California Partners, L.P. and a member of Alta Embarcadero Partners, LLC. Thus he shares voting and dispositive powers over the 2,270,917 shares of Common Stock beneficially owned by Alta California Partners, L.P. and the 51,886 shares of Common Stock beneficially owned by Alta Embarcadero Partners, LLC. Mr. Gruener disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein. Mr. Gruener holds Stock Options for 30,000 shares of Common Stock. The stock option for 20,000 shares was granted on 3/16/00 and it vests at a rate of 556 shares per month commencing the grant date. The stock option for 5,000 shares was granted on 8/18/01 and it vests at the rate of 416 shares per month commencing the grant date. The stock option for 5,000 was granted on 6/8/02 and it vests at the rate of 1/12th of the shares per month.

Mr. Jean Deleage is a general partner of Alta California Partners, L.P. and a member of Alta Embarcadero Partners, LLC. Thus he shares voting and dispositive powers over the 2,270,917 shares of Common Stock beneficially owned by Alta California Partners, L.P. and the 51,886 shares of Common Stock beneficially owned by Alta Embarcadero Partners, LLC. Mr. Deleage disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Guy Nohra is a general partner of Alta California Partners, L.P. Thus he shares voting and dispositive powers over the 2,270,917 shares of Common Stock beneficially owned by Alta California Partners, L.P. Mr. Nohra disclaims beneficial ownership of all such shares held by the foregoing fund except to the extent of his proportionate pecuniary interests therein.

Alta Partners is a venture capital company with an office in San Francisco. Alta Partners is California Corporation. Alta California Partners, L.P. is a Delaware Limited Partnership and Alta Embarcadero Partners, LLC is a California Limited Liability Company.